Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 7, 2011, with respect to the combined statements of revenue and certain expenses for the years ended December 31, 2010 and 2009 and for the period from October 8, 2008 to December 31, 2008 of the Initial Portfolio contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

May 10, 2011